Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, December 12, 2008

STAR BUFFET, INC. FILES FORM 10-Q

FOR THIRD QUARTER FY 2009

SCOTTSDALE, AZ – December 12, 2008 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its third quarter of fiscal 2009 ending November 3, 2008. Star Buffet, Inc. had revenues of $20.8 million and net loss of $18,000, or $(0.01) per share on a diluted basis of 3,213,075 of shares outstanding for the twelve weeks ended November 3, 2008 and revenues of $78.2 million and net income of $909,000, or $0.28 per share on a diluted basis of 3,212,864 of shares outstanding for the forty weeks ended November 3, 2008.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of December 12, 2008, Star Buffet, through its subsidiaries, operates 19 Barnhill’s Buffet restaurants, 11 HomeTown Buffets, six JB’s restaurants, four 4B’s restaurants, three BuddyFreddys restaurants, three K-BOB’S Steakhouses, two Western Sizzlin restaurants, two Whistle Junction restaurants, two Holiday House restaurants, two JJ North’s Grand Buffets, two Casa Bonita Mexican-themed restaurants, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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